                                                               Exhibit No. 11(b)

                  COMPUTATION FOR DILUTED EARNINGS PER SHARE
                        FOR THE YEARS ENDED DECEMBER 31
                (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)

                                                           1998            1997         1996
                                                           ----            ----         ----
Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares outstanding                39.8            40.6         39.1
Average number of common shares issuable
  under stock options                                       0.6             0.4          0.4
Average number of common shares issuable
  under the Employee Stock Ownership Plan                   --              --           2.6
                                                            ---             ---          ---
Average number of common and common
  equivalent shares outstanding                            40.4            41.0         42.1
                                                           ====            ====         ====

Adjustments to Earnings (Loss)
------------------------------
Earnings (loss) from continuing businesses                $(9.3)         $185.0       $164.8
Less:
  Increased contribution to the Employee
   Stock Ownership Plan assuming
   conversion of preferred shares to
   common                                                  --             --             3.2
                                                           ---
  Net reduction in tax benefits assuming
      conversion of the Employee Stock
      Ownership Plan preferred shares to
      common                                               --             --             0.6
                                                           ---            ---            ---

Earnings (Loss) available for common shareholders:
-------------------------------------------------
      Continuing businesses before extraordinary
      loss                                                 (9.3)         185.0         161.0

      Extraordinary Loss                                   --             --            (8.9)
                                                           ---            ---          -----

      Net Earnings (loss)                                $ (9.3)        $185.0        $152.1
                                                         ======         ======        ======

Diluted earnings (loss) per share of common stock
-------------------------------------------------
      Continuing businesses before extraordinary
      loss                                               $(0.23)(a)      $4.50         $3.82

      Extraordinary Loss                                   --             --           (0.21)
                                                           ---            ---         ------

      Net Earnings (loss)                                $(0.23)(a)      $4.50         $3.61
                                                         =======         =====         =====

        (a) Diluted earnings (loss) per share for 1998 was antidilutive.